                                                                    EXHIBIT 99.7

                                                                  EXECUTION COPY
                                                                  --------------


                            ASSET PURCHASE AGREEMENT
                            ------------------------



          AGREEMENT, dated as of March 14, 1997, between Grove Diagnostic Imaging Center, Inc., a California corporation with a mailing address at 8283 Grove Avenue, Suite 101, Rancho Cucamonga, California 91730 ("Seller"), J.
                                                              ------
Kenneth Luke ("Luke") and J.M. Venesky ("Venesky", and together with Luke, the
               ----                      -------
"Stockholders"), and Rancho Cucamonga Resources, Inc., a Delaware corporation
-------------
with a mailing address at 155 State Street, Hackensack, New Jersey  07601

("Buyer") and, solely with respect to the Closing Shares (as herein defined) and
-------
Sections 1.3, 1.8 and 3.1 through 3.3, Medical Resources, Inc. ("MRI"), of which
                                                                 ---
the Buyer is a wholly-owned subsidiary.

                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, Seller owns and manages an imaging center located at 8283 Grove Avenue, Suite 101, Rancho Cucamonga, California 91730, Rancho Cucamonga, California (the "Center"), and
                 ------
owns or has the right to use certain of the assets, properties, business and goodwill relating thereto (the "Business"); and
                                --------

          WHEREAS, Buyer desires to acquire the Business and substantially all of the properties and assets of Seller used or held for use in connection with the Business, and Seller desires to sell the Business and transfer such properties and assets to Buyer, upon the terms and subject to the conditions hereinafter set forth; and

          WHEREAS, the Stockholders own the outstanding common stock of the Seller.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, Seller, Stockholders and Buyer agree as follows:

                                   ARTICLE 1
                       SALE OF ASSETS AND PURCHASE PRICE

          1.1  Sale and Purchase of Assets.  On the basis of the
               ---------------------------
representations, warranties, covenants and agreements contained in this Agreement and subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.2 hereof), Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Liens (as defined in Section 2.5(b) hereof) except as otherwise contemplated by
Section 2.5(b) hereof, all of the assets of the Business associated with the Center, other than the assets listed on Schedule 1.1 (the "Excluded Assets")),
                                        ------------       ---------------
including, without limitation, all machinery, equipment and furnishings used or held for use exclusively or primarily in the Business, as set forth on Schedule
                                                                       --------
2.5(A) hereto (the Business and all of the foregoing, excepting only the
------
Excluded Assets, being hereinafter referred to as the "Purchased Assets"). As
                                                       ----------------
used herein, the term "Purchased Assets" shall also include, without limitation of the foregoing:

          (a) all warranties and claims or potential claims against Seller's suppliers or lessors with respect to any assets included in the Purchased Assets to the extent said warranties and claims may be assignable; and

          (b) all names, trademarks, contractual rights, telephone numbers, Licenses (as defined in Section 2.6), books and records, business and good will of Seller relating to the Business and the Purchased Assets; and

          (c) all of Seller's accounts receivable arising out of services performed by Seller on or prior to the business day immediately preceding the Closing Date at the Center (including any related claims in respect of the collection thereof) (the "Accounts Receivable"); and
                                                   -------------------

          (d) all rights of the Sellers arising from, in and to all Contracts (as defined in Section 2.7) listed in Schedule 1.4 as Contracts to be assumed by
                                      ------------
Buyers (the "Assumed Contracts"); and
             -----------------

          (e) in addition, as an integral part of the Purchased Assets and which Buyer is relying on in entering into this Agreement, the restrictive agreements that the Seller and the Stockholders shall herein agree to in Article 8.

          1.2  Closing Date.  The purchase and sale of the Business and the
               ------------
Purchased Assets (the "Closing") shall take place on March 14, 1997 at the
                       -------
offices of Werbel & Carnelutti, 711 Fifth Avenue, New York, New York 10022 at 10:00 a.m. New York City time or as soon thereafter as all of the conditions specified in Articles 5 and 6 of this Agreement shall be satisfied or waived, or at such other place or time or on such other date as Seller and Buyer may agree upon in writing (such date and time being hereinafter called the "Closing
                                                                  -------
Date").
----

          1.3  (a)  Purchase Price.  As consideration for the Purchased Assets,
                    --------------
Buyer and MRI shall pay to Seller the purchase
price (the "Purchase Price") (subject to adjustment pursuant to clauses (b) and
            --------------
(c) below) in the form and manner as follows:

               (i) $2,500,000 by wire transfer in immediately available funds on the Closing Date (the "Closing Date Amount"); and
                                               -------------------

               (ii) MRI shall deliver to Seller a stock certificate evidencing the number of shares (the "Closing Shares") of common stock
                                                --------------
                     (the "MRI Common Stock"), par value $.01 per shares, of MRI
                           ----------------
                     which equals the quotient obtained by dividing $500,000 (the "Threshold Amount") by the Market Value (as defined in
                           ----------------
                     Section 10.15) of the MRI Common Stock as of the trading day immediately preceding the Closing Date (the "Closing
                                                                      -------
                     Date Price").
                     ----------

               (iii) Pursuant to the terms of an escrow agreement (the "Escrow
                                                                        ------
                     Agreement") in the form attached hereto as Exhibit E, at
                     ---------
                     the Closing, Buyer agrees to remit the Closing Shares to Werbel & Carnelutti, as escrow agent (the "Escrow Agent").
                                                                ------------
                     It is expressly understood that
                     such consideration shall be held in escrow for purposes of satisfying any indemnification liability incurred by Seller pursuant to Article 9 of this Agreement. It is expressly agreed that the Closing Shares shall be released to Seller pursuant to the terms of the Escrow Agreement.

          (b)  Post Closing Adjustment if Closing Shares Registered Within 180
               ---------------------------------------------------------------
Days of Closing.  In the event that the Effective Date (as defined in Section
---------------
1.8) occurs within 180 days of the Closing Date and the Market Value as of the Effective Date (the "Effective Date Price") is less than the Closing Date Price,
                     --------------------
MRI, at its option, shall either

          (i) issue to Seller promptly following the Effective Date (but in any event not less than the third Business Day following the Effective Date) such additional number of shares of MRI Common Stock (rounded to the nearest whole number) registered for resale under the Securities Act of 1933 (the "Securities Act") as shall equal a fraction, the numerator of
                --------------
     which is an amount (the "Deficiency Amount") equal to the difference
                              -----------------
     between (1) the Threshold Amount and (2) the product obtained by multiplying the Effective Date Price by the number of Closing Shares, and the denominator of which is the Effective Date Price, or

          (ii) deliver to Seller a certified check in the amount equal to the Deficiency Amount.

          (c)  Seller's Right to Return Closing Shares if Closing Shares Not
               -------------------------------------------------------------
Registered Within 180 Days of Closing.  In the event that the Effective Date
-------------------------------------
does not occur within 180 days of the Closing Date (such 180th date, the

"Determination Date"), Seller shall have the right, exercisable at its sole
-------------------
discretion, to return all of the Closing Shares to MRI within twenty (20) days of the later to occur of (i) the Determination Date and (ii) if the Seller is entitled to the return of any Closing Shares pursuant to the Escrow Agreement, the date Seller receive such Closing Shares from the Escrow Agent and Seller shall receive from MRI cash in an amount equal to the Threshold Amount (or such proportionate amount thereof if less than all the Closing Shares are released to Seller pursuant to the Escrow Agreement). Seller's right to return the Closing Shares pursuant to this Section 1.3(c) shall be exercised by returning the Closing Shares to MRI at the address set forth in Section 10.7, together with notice of such exercise, and such right shall expire if the Closing Shares have not been so delivered to MRI by the close of business on the date specified in the immediately preceding sentence. Upon exercise of such right of return by Seller, MRI shall issue to Seller a certified check in an amount equal to the Threshold Amount (or such proportionate amount thereof if less than all the Closing Shares are released to Seller pursuant to the Escrow Agreement) within two business days of its receipt of the stock certificate for the Closing Shares.

          (d) Allocation of Purchase Price.  The Seller and the Buyer agree to
              ----------------------------
allocate the Purchase Price in accordance with IRC Section 1060. Such allocation shall be agreed to by the Seller and the Buyer prior to the Closing Date. In addition, the Seller and the Buyer hereby agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under IRC Section 1060.

          1.4  Liabilities.  Buyer shall not assume or be bound by any duties,
               -----------
responsibilities, obligations or liabilities of Seller, the Business or the Center of any kind or nature, known, unknown, contingent or otherwise (including, without limitation, any benefit plan maintained by Buyer, any trade payables or any professional fees), except as specifically set forth on Schedule
                                                                        --------
1.4 annexed
---
hereto. Such liabilities retained by Seller are herein referred to as "Retained Liabilities" and such liabilities expressly assumed by Buyer in Schedule 1.4 are
                                                                ------------
herein referred to as "Assumed Liabilities." Seller hereby agree to indemnify and hold Buyer harmless against all Retained Liabilities.

          1.5  Additional Closing Date Deliveries and Actions.
               ----------------------------------------------
          (a) On the Closing Date, Seller shall (i) deliver, or execute and deliver, to Buyer (w) a Bill of Sale, Assignment and Assumption Agreement in substantially the form annexed hereto as Exhibit A with respect to the Purchased
                                         ---------
Assets, (x) all evidences of consent, waiver or approval obtained by Seller in respect of the Purchased Assets or the consummation of the transactions contem plated by this Agreement, (y) all of the documents, instruments and opinions contemplated to be delivered by Seller to Buyer on the Closing Date pursuant to
Article 5 hereof, and (z) all such other bills of sale, assignments and other instruments of transfer or conveyances as Buyer may reasonably request or as may otherwise be necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer and the retention by the Sellers of the Retained Liabilities and (ii) take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession and control and provide Buyer with the benefits of the Purchased Assets and the Business. All of the documents described in (w) through (z) hereof are hereinafter referred to as "Seller's Closing Documents".
    --------------------------

          (b) On the Closing Date, Buyer shall (i) deliver, or execute and deliver, to Seller (w) the Closing Date Amount, (x) the Closing Shares, (y) a Bill of Sale, Assignment and Assumption Agreement in substantially the form annexed hereto as Exhibit A with respect to the Purchased Assets, and (z) all of
                  ---------
the documents, instruments and opinions contemplated to be delivered by Buyer to Seller on the Closing Date pursuant to Article 6 hereof, and (ii) take all steps and actions as may be reasonably necessary to effectuate the transactions contemplated hereby. All of the documents described in (w) through (z) hereof are hereinafter referred to as "Buyer's Closing Documents" and, collectively
                                -------------------------
with Seller's Closing Documents, the "Closing Documents".
                                      -----------------

          (c) On the Closing Date, Buyer and Seller shall apportion trade payables, such as equipment lease payments and office lease payments, for the month in which the Closing Date occurs based upon the number of days elapsed in such month up to the Closing Date. Buyer shall pay to the Seller on a pro rata basis any net credit owed to the Seller and Buyer shall deduct on a pro rata basis from the Closing Date Amount payable to Seller any net credit owed to the Buyer.

          1.6  Consents, Waivers and Further Assurances.  (a) From time to time
               ----------------------------------------
following the Closing, Seller shall execute and deliver, or cause to be executed and delivered to Buyer such other instruments of assignment, conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary more effectively to convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets.

          (b) With respect to any properties or assets sold hereunder that cannot be physically delivered to Buyer because they are in the possession of third parties, or otherwise, Seller shall give irrevocable instructions to the party in possession thereof, if such be the case, with copies to Buyer, that all right, title, and interest therein have been vested in Buyer and that the same are to be held for Buyers' exclusive use and benefit.

          1.7  Termination.  Anything contained in this Agreement to the
               -----------
contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing Date: (a) by the mutual written agreement of Buyer and Seller; or (b) by Buyer or Seller in the event of any material breach by the other party of any of its agreements, representations or warranties contained herein; or (c) subject to the provisions of Section 4.3 hereof, by either Buyer or Seller if the Closing has not occurred on or before March 31, 1997 (provided, however, that if the party seeking to terminate this Agreement
      --------  -------
pursuant to this clause (c) has failed to use good faith and best efforts to bring about the Closing, that party shall not have the right to terminate the Agreement pursuant to this clause), or such later date as may be agreed upon in writing by Seller and Buyer or may result from the operation of the provisions of Section 4.3 (the "Termination Date"). Notwithstanding any such termination,
                     ----------------
the provisions of Section 8.1 of this Agreement shall remain in full force and effect and no such termination shall be deemed to constitute a release or waiver by either party of any claim against the other party hereto based on any breach by such party of its agreements or its representations and warranties contained herein.

          1.8  Registration of MRI Common Stock.  (a) At any time during the 180
               --------------------------------
days following the Closing Date when MRI proposes to
file a registration statement (other than a registration statement on Form S-8 or Form S-4, or their successor forms) with the Securities and Exchange Commission (the "SEC"), it will, prior to such filing, give written notice to
                 ---
Seller of its intention to do so and, upon the written request of Seller given within five (5) days after MRI provides such notice (which request shall state the intended method of disposition of such Closing Shares), MRI shall use its best efforts to cause all Closing Shares that MRI has been requested by such Seller to register under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Seller; provided that MRI shall have the right to postpone or withdraw any registration effected pursuant to this Section 1.8 without obligation to the Seller.

          (b) In connection with any offering under this Section 1.8 involving an underwriting, MRI shall not be required to include any Closing Shares in such offering unless the holders thereof accept the terms of the underwriting as agreed upon between MRI and the underwriters selected by it (provided that such terms must be consistent with this Agreement), and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by MRI. If in the opinion of the managing underwriter the registration of all, or part of, the Closing Shares that the Seller has requested to be included would materially and adversely affect such public offering, then MRI shall be required to include in the underwriting only that number of Closing Shares, that the managing underwriter believes may be sold without causing such adverse effect; provided that no persons or entities other than MRI and persons or entities holding registration rights shall be permitted to include securities in the offering. If the number of Closing Shares to be included in the underwriting in accordance with the foregoing is less than the total number of shares that the Seller has requested to be included, then the Seller and other holders of shares of MRI Common Stock entitled to include shares of MRI Common Stock in such registration shall participate in the underwriting pro rata based upon their total ownership of shares of MRI Common Stock (giving effect to the conversion into MRI Common Stock of all securities convertible thereinto). If any holder would thus be entitled to include more shares than such holder requested to be registered, the excess shall be allocated among other requesting holders pro rata based upon their total ownership of shares of MRI Common

Stock. The Company shall also use its best efforts to keep any such registration statement, and the accompanying prospectus, effective and current under the Securities Act at its expense for a period ending on the earlier to occur of (i) the date on which Seller has completed its disposition of such shares pursuant to the registration statement or (ii) the date which is 60 days after the Closing Shares have been released to the Seller pursuant to the Escrow Agreement. The date such registration is declared effective by the SEC is referred to herein as the "Effective Date."
                           --------------

               (c) In connection with the registration of the Closing Shares pursuant to this Section 1.8:

     (i) The Seller will cooperate in furnishing promptly to MRI in writing any information reasonably requested by MRI in connection with the preparation, filing and processing of such registration statement;

    (ii) MRI shall use reasonably diligent efforts to have the Closing Shares qualified for listing on The Nasdaq Stock Market;

   (iii) MRI will prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and current for the period required herein and use reasonably diligent efforts to comply with the provisions of the Securities Act and the rules and regulations of the SEC with respect to the sale or disposition of shares covered by such registration statement;

     (iv) MRI will furnish to the Seller such number of prospectuses or other documents incident to such registration as may from time to time be reasonably requested, and cause its shares to be qualified under the blue-sky laws of those states reasonably requested by the Seller (provided that MRI will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify, (B) subject itself to taxation in any such jurisdiction or
          (C) consent to general service of process in any such jurisdiction);

     (v) MRI shall notify Seller, at any time when a prospectus relating to the Closing Shares is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the registration statement contains an untrue statement of material fact or omits any fact necessary to make the statements therein not misleading and MRI shall take such steps at it shall deem necessary to correct such prospectus;

     (vi) MRI shall use reasonably diligent efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement, suspending or preventing the use of any related prospectus or suspending the qualification in any jurisdiction in which the sale of the Closing Shares has been qualified;

     (vii) Except as set forth in subsection (viii) below, MRI shall bear all costs and expenses incident to any registration pursuant to this
          Section 1.8; and

     (viii) The Seller shall pay any and all brokerage fees and transfer taxes incident to the sale of any share of MRI Common Stock sold by the Seller pursuant to the registration effected pursuant to this
          Section 1.8, and shall pay the fees and expenses of any special attorneys or accountants retained by it.

                                   ARTICLE 2
                        REPRESENTATIONS AND WARRANTIES
                                   OF SELLER

          As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and, with respect to Sections 2.1, 2.2 and 2.14 only, Stockholders represent and warrant to Buyer and agree as follows:

          2.1  Organization and Qualification.  Seller is a corporation duly
               ------------------------------
organized, validly existing and in good standing under the laws of the State of California. Seller has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as presently conducted. Other than the Stockholders no other person or entity has an equity interest in the Seller or any right with respect to an equity interest in the Seller.

          2.2  Authority to Effect Transactions.  (a) Seller and Stockholders
               --------------------------------
have all requisite power and authority to execute, deliver and perform this Agreement and all of Seller's Closing Documents. All necessary corporate action (including, without limitation, action by Stockholders) on the part of Seller has been duly taken to authorize the execution, delivery and performance by

Seller of this Agreement and all of Seller's Closing Documents. This Agreement has been duly authorized, executed and delivered by Seller, has been duly executed and delivered by Stockholders, and is the legal, valid and binding obligation of Seller and Stockholders, enforceable against Seller and Stockholders in accordance with its terms. Each of Seller's Closing Documents has been duly authorized by Seller and, upon execution and delivery by Seller, as contemplated hereby, will be the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

          (b) Except as set forth in Schedule 2.2(B) hereto, (i) no consent,
                                     ---------------
authorization, approval, order, license, certificate, permit or act of or from, or declaration or filing with, any foreign, federal, state, local or other governmental authority or regulatory body or any court or other tribunal or any party to any contract, agreement, instrument, lease or License (as defined in Section 2.6) to which Seller or any Stockholder is a party or by which it is bound or to which any of the Purchased Assets is subject, is required for the execution, delivery or performance by Seller or Stockholders of this Agreement or any of Seller's Closing Documents or the consummation of the transactions contemplated hereby or thereby and (ii) neither the execution, delivery or performance of this Agreement or any of Seller's Closing Documents nor the consummation of the transactions contemplated hereby or thereby (v) conflicts with or will conflict with, or (with or without the giving of notice or the passage of time or both) results or will result in a breach of the terms, conditions or provisions of, (w) constitutes or will constitute a default under, (x) results or will result in the creation of any Lien except for Permitted Liens (as defined in Section 2.5(b) hereof) upon the Purchased Assets pursuant to, (y) constitutes or will constitute an event creating rights of acceleration, termination or cancellation, or loss of rights under, or (z) results or will result in a violation of, (A) Seller's organizational documents and agreements, each as amended to date, (B) any law, statute, rule, regulation, order, award, judgment or decree to which Seller, the Stockholders or any of the Purchased Assets is subject or (C) any contract, agreement, instrument, lease or License to which Seller or any Stockholder is a party or by which it is bound.

          2.3  Financial Statements.  Seller has delivered to Buyer true and
               --------------------
correct copies of the following: unaudited balance sheets of Seller as of December 31, 1996 and December 31, 1995 and the
unaudited statements of operations for the years then ended. Each such balance sheet presents fairly the financial condition, assets, liabilities and stockholder's equity of Seller as of its date and each such statement of operations presents fairly the results of operations of Seller for the period indicated. The financial statements referred to in this Section 2.3 have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods involved, are correct and complete, and are in accordance with the books and records of Seller. Except as set forth in Schedule 2.3 hereto, Seller is not subject to any liability (including,
   ------------
without limitation, unasserted claims whether known or unknown and liabilities for federal, state or local income tax), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of the amount shown or reserved for on the balance sheets, other than liabilities of the same nature as those set forth on the balance sheets and reasonably incurred after the Balance Sheet Date (as defined below) in amount and in the ordinary course of business consistent with past practice and are not material in amount.

          2.4  Absence of Certain Developments.  Except as contem plated by this
               -------------------------------
Agreement or as otherwise set forth on Schedule 2.4 hereto, since December 31,
                                       ------------
1996 (the "Balance Sheet Date"), the
           ------------------

Business has been conducted in all respects only in the ordinary course of business of the Center consistent with past practice. Except as set forth on
Schedule 2.4 hereto, since the Balance Sheet Date, there has been (a) no adverse
------------
change in the Purchased Assets or in the business, liabilities, operations, profits, condition (financial or otherwise) or prospects of the Center, and, no fact or condition exists or, to the best knowledge of Seller, is contemplated or threatened which might be expected to cause such a change in the future, and (b) no damage, destruction, loss or claim or condemnation or other taking adversely affecting any Purchased Asset.

          2.5  Tangible Personal Property; Title and Liens.  (a) Set forth on
               -------------------------------------------
Schedule 2.5(A) hereto is a list of all of the tangible personal property
---------------
included in the Purchased Assets.

          (b) Seller has good title to all of the Purchased Assets, free and clear of all mortgages, liens, security interests, easements, encumbrances, equities, claims and obligations to other Persons (as such term and all other defined terms used herein and not otherwise defined are defined in Section 10.15) of every kind and character (any of the foregoing, a "Lien"), other than
                                                             ----
as set forth on Schedule 2.5(B) hereto. Upon delivery to Buyer on the Closing
                ---------------
Date of the instruments of assignment and transfer
contemplated by this Agreement, Seller will thereby transfer to and vest in Buyer good and marketable title to the Purchased Assets, free and clear of all Liens other than Liens, if any, created by Buyer and Liens set forth on Schedule
                                                                        --------
2.5(B) (collectively, "Permitted Liens"). Seller shall discharge and indemnify
------                 ---------------
Buyer from and against any and all claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses resulting or arising from any Lien existing on the Closing Date (whether inchoate, or not, and whether perfected or not) on or with respect to any of the Purchased Assets other than any Permitted Lien. Except as set forth on Schedule 1.1 hereto, the
                                                      ------------
Purchased Assets constitute all assets and properties presently used in the operation of the Business as it is currently being operated.

          (c) No real property owned by Seller is used in the conduct of the Business.

          2.6  Licenses and Authorizations.  Seller owns, holds or possesses all
               ---------------------------
foreign, federal, state or local governmental licenses, franchises, permits, privileges, approvals and other authorizations and licenses which are necessary to entitle it to own or lease the Purchased Assets and to operate and use the

Purchased Assets to conduct and carry on the Business as presently conducted at the Center (the "Licenses"). Set forth on Schedule 2.6
                 --------                 ------------
hereto is a list and brief description of each of the Licenses. Each of the Licenses is valid and in full force and effect and, except as disclosed in
Schedule 2.6, may be assigned and transferred to Buyer in accordance with this
------------
Agreement and will continue in full force and effect thereafter, without default or forfeiture of any rights thereunder. No notice of cancellation, default or breach of or any dispute concerning any of the Licenses owned, possessed or held by Seller or of any event or condition or state of facts described in the next following sentence has been received by Seller with respect to any of such Licenses. There is not now pending, or to the knowledge of Seller threatened, any action to revoke, cancel, rescind, modify or refuse to renew in the ordinary course any of the Licenses. Seller and, to the best of its knowledge, its predecessors in interest have performed and fulfilled in all respects all of their respective obligations under each of the Licenses, and Seller is not aware of any event or condition or state of facts which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any of such Licenses or which permits or, after notice or lapse of time or both, would permit revocation or termination of any of such Licenses or which would adversely affect any of the rights of Seller thereunder.

          2.7  Contracts and Other Instruments.  (a) Schedule 2.7(A) hereto sets
               -------------------------------       ---------------
forth a list of all contracts, agreements, instruments and leases to which Seller is a party or by which it is bound, relating to the Business or the Purchased Assets or to which any of the Purchased Assets is subject (collectively, together with any contracts, agreements, instruments and leases entered into by Seller with respect to the Business or the Purchased Assets between the date hereof and the Closing Date consistent with the terms of this Agreement, being herein called the "Contracts"). Seller has provided Buyer with
                                    ---------
a true and complete copy of each Contract.

          (b) Each of the Contracts constitutes the valid and binding obligation of Seller and, to the best of Seller's knowledge, the other party thereto, is in full force and effect. Seller has performed and fulfilled all of its obligations under each of such Contracts required to be performed as of the date hereof, is not in default or breach thereunder, and, to the knowledge of Seller, no other party is in default or breach thereunder.

          2.8  Employees.  (a) Schedule 2.8A hereto contains (i) a list of the
               ---------       -------------
names and relationships with Seller of all employees of Seller at the Center as of the date hereof, (ii) a description of all agreements (oral or written) with such employees, (iii) the dates on which such employees commenced working for Seller, (iv) any increase in such employee's compensation since January 1, 1997, and (v) the compensation of such employees. Except as set forth on Schedule
                                                                    --------
2.8B hereto, Seller is not a party to any collective bargaining agreement,
----
employment agreement, retirement plans (whether qualified or non-qualified), deferred compensation or severance (except to the extent that accrued vacation and accrued sick days may be deemed to be severance under applicable law) agreement, consulting or advisory agreement, confidentiality agreement or covenant not to compete (except as set forth in this Agreement) relating to the employees or otherwise relating to the Business.

          (b) Seller has complied in all material respects with all applicable laws, rules and regulations affecting the employment of labor, including, but not limited to, those relating to wages, hours, discrimination and the payment of social security, withholding and similar taxes, and is not liable for any arrears of wages or any penalties for failure to comply with any of the foregoing. There are no controversies pending or threatened between Seller and any of its employees, or any labor unions or collective bargaining unit representing or purporting to represent any of its employees.

          2.9  Compliance with Laws; Litigation.  The Purchased Assets and their
               --------------------------------
uses comply with, and Seller with respect to the Purchased Assets and the operation of the Business and the Center is in compliance with, all applicable laws, regulations, rules, or ordinances of, and all applicable judgments, writs, decrees, injunctions and orders of, any foreign, federal, state, local or other governments or court or governmental departments, commissions, bureaus, agencies or instrumentalities. Seller is not, with respect to the Business, the Center or the Purchased Assets, subject to any judgments, writs, decrees, injunctions or orders of any foreign, federal, state or local government or court or governmental department, commission, bureau, agency or instru-mentality. Except as set forth on Schedule 2.9 hereto, there is no suit, action, administrative
                ------------
proceeding, arbitration or other proceeding or governmental investigation, including any medical board or similar professional body proceeding, involving Seller, the Stockholders or the Center (including any medical professionals practicing at the Center, whether or not the proceeding involves activities performed at the Center) pending or, to the best knowledge of Seller and Stockholders, threatened against Seller or the Stockholders or otherwise with respect to the Business, the Center or the Purchased Assets (including, without limitation, any claim for malpractice) nor is there any basis for any of the same, and there are no suits, actions, administrative proceedings, arbitrations or other proceedings or investigations pending in which Seller or any Stockholder is the plaintiff or claimant relating to the Purchased Assets, the Business or the Center. There is no suit, action, administrative proceeding, arbitration or governmental investigation involving Seller, the Stockholders, or the Center pending or, to the best knowledge of Seller and the Stockholders, threatened, which questions the legality, validity or propriety of the transactions contemplated by this Agreement.

          2.10 Machinery, Equipment and Supplies.  All machinery, equipment and
               ---------------------------------
supplies of Seller included in the Purchased Assets are in good and usable condition, ordinary wear and tear excepted.

          2.11 Insurance.  Schedule 2.11 hereto sets forth a list of all
               ---------   -------------
policies of insurance in force with respect to the Purchased

Assets, the Center and the Business. Seller has received no notices of any pending or threatened terminations with respect to such policies and Seller is in compliance with all conditions contained therein. All such policies are valid and enforceable and in full force and effect and are sufficient for all applicable requirements of law. All such policies will remain in full force and effect through the Closing Date.

          2.12 Environmental Matters.  There has been no (a) release or
               ---------------------
threatened release of any hazardous substance, pollutant or contaminant as each such term presently is defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, resulting from any activity by or on behalf of Seller, any Stockholder or, to the knowledge of Seller, any predecessor in interest, including but not limited to, the generation, handling, storage, treatment, transportation or disposal of any hazardous substance, pollutant or contaminant at the Center; (b) past or future action taken or to be taken by any federal, state or local entity or by any private party under any federal, state or local statute, rule, regulation or guideline concerning the release of any hazardous substance, pollutant or contaminant into the soil, air, surface or subsurface waters or the environment in general from the Center; and (c) claims or actions brought or which may be brought by any third party for damages occurring at or outside of the Premises resulting from the alleged release or threatened release of any hazardous substance, pollutant or contaminant by Seller or, to the knowledge of Seller, any predecessor in interest, including but not limited to, claims for health effects to persons, property damage and/or damage to natural resources; nor does Seller have any knowledge of any basis for any of the foregoing.

          2.13 Accounts Receivable.  Seller has good title, free and clear of
               -------------------
all Liens except Permitted Liens, to the receivables reflected on its balance sheets (the "Accounts Receivable"). The Accounts Receivable have arisen from
             -------------------
bona fide transactions entered into in the ordinary course of business and are not in dispute or subject to defense, counterclaim or set-off, except that they may be subject to adjustments following the Closing Date occurring in the ordinary course of business consistent with past practice.

          2.14 Brokers.  Neither Seller, the Stockholders nor any Affiliate of
               -------
Seller or the Stockholders has incurred any liability or obligation to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

          2.15  Investment Intent.  The Seller is acquiring the Shares which are
                -----------------
issuable under this Agreement for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof and understands that the Shares are being offered under an exemption in Section 4(2) of the Securities Act upon reliance on such representation. The Seller is an "accredited investors" as such term is defined in Rule 501(a) under the Securities Act. Notwithstanding the obligations of MRI and Buyer pursuant to Section 1.8, the Seller understands that the Shares representing the MRI Common Stock which are issuable hereunder, have not been, and will not as of the Closing Date be, registered under the Securities Act. The Seller acknowledges that the Shares which are issuable hereunder must be held indefinitely until subsequently registered under the Securities Act or unless an exemption from such registration is available. The Seller is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares subject to the satisfaction of the requirements set forth therein.

                                   ARTICLE 3
                REPRESENTATIONS AND WARRANTIES OF BUYER AND MRI

     As an inducement to Seller and the Stockholders to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and MRI represent and warrant to Seller and the Stockholders and agree as follows:

          3.1  Organization.  Each of Buyer and MRI is a corporation duly
               ------------
organized, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer and MRI has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as presently conducted. Buyer is a wholly owned subsidiary of MRI.

          3.2  Authority to Effect Transactions.  (a) Each of Buyer and MRI has
               --------------------------------
all requisite corporate power and authority to execute, deliver and perform this Agreement and Buyer's Closing Documents. All necessary corporate action on the part of Buyer and MRI has been duly taken to authorize the execution, delivery and performance of this Agreement and Buyer's Closing Documents. This Agreement has been duly authorized, executed and delivered by Buyer and MRI, and is the legal, valid and binding obligation of Buyer and MRI enforceable against Buyer and MRI in accordance with its terms. Buyer's Closing Documents have been duly authorized by Buyer and, upon execution and delivery by Buyer as contemplated hereby, will be the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

         The Closing Shares, when issued pursuant to the terms hereof, shall be duly and validly issued and fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.


         (b) (i) No consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with, any foreign, federal, state, local or other governmental authority or regulating body or any court or other tribunal or any party to any contract, agreement, instrument, lease or license to which Buyer or MRI is a party or by which it is bound, is required for the execution, delivery or performance by Buyer or MRI of this Agreement or any of Buyer's Closing Documents or in connection therewith or for consummation of the transactions contemplated hereby or thereby and (ii) neither the execution, delivery or performance by Buyer or MRI of this Agreement or any of Buyer's Closing Documents, nor the consummation of the transactions contem-plated hereby or thereby (w) conflicts with or will conflict with or (with or without the giving of notice or the passage of time or both) results or will result in a breach of the terms, conditions or provisions of, (x) constitutes or will constitute a default under, (y) constitutes or will constitute an event creating rights of acceleration, termination or cancellation, or loss of rights under, or (z) results or will result in a violation of, (A) the certificate of incorporation, by-laws or other constitutional documents, each as amended to date, of Buyer or MRI, (B) any law, statute, rule, regulation, order, award, judgment or decree to which Buyer or MRI is subject, or (c) any contract, agreement, instrument, lease or license to which Buyer or MRI is a party or by which it is bound.

          3.3  Litigation.  Other than as set forth on Schedule 3.3, there is no
               ----------                              ------------
suit, action, administrative proceeding, arbitration or other proceeding or governmental investigation (including by the SEC or The Nasdaq Stock Market) pending or, to the best knowledge of Buyer or MRI, threatened against Buyer or any MRI Group Entity, which questions the legality, validity or propriety of the transactions contemplated by this Agreement or which would reasonably be expected to have a material adverse effect on the business of MRI and its subsidiaries taken as whole.

                                 ARTICLE 4
             CONDUCT OF BUSINESS AND TRANSACTIONS PRIOR TO CLOSING
                 Between the date hereof and the Closing Date:

          4.1  Access.  Seller shall (a) afford to the officers, stockholders,
               ------
employees, consultants, attorneys, agents, engineers, accountants and other representatives ("Agents") of Buyer and of any prospective lenders or to
                  ------
investors in Buyer or its Affiliates (the "Buyer's Lenders and Investors") free
                                           -----------------------------
and full access to the properties, assets, books and records of Seller relating exclusively or primarily to the Purchased Assets, (b) permit them to make extracts from and copies of such books and records and (c) from time to time furnish to Buyer, Buyer's Agents or Buyer's Lenders and Investors such financial and operating data and other information concerning the results of operations of the Center and the Business as Buyer may reasonably request including all interim financial statements with respect to the Center. No investigation by or on behalf of Buyer shall affect the representations and warranties of Seller hereunder.

          4.2  Conduct of Business.  Seller and Buyer shall refrain from taking
               -------------------
any action which would render any of their respective representations and warranties inaccurate as of the Closing Date, except for changes therein permitted by this Agreement or resulting from transactions carried out pursuant to this Agreement. Each party shall promptly notify the other of any action, suit, proceeding or investigation that may be threatened, brought, asserted or commenced of which it becomes aware that would have been listed, in the case of Seller, on Schedule 2.9 hereto or, in the case of Buyer, on Schedule
                       ------------                                     --------
3.3 hereof, if such action, suit, proceeding or investigation had arisen or were
---
in existence on or prior to the date hereof. Seller shall act diligently and reason ably (a) to preserve the Purchased Assets intact, (b) to keep available, if so requested by Buyer, the services of the present personnel of the Center and (c) to preserve the goodwill of suppliers and customers of the Center and others having business relations therewith. Except as otherwise contemplated by this Agreement or consented to in writing by Buyer, Seller shall conduct the business and operations of the Center in all respects only in the ordinary course and substantially as presently operated. Notwithstanding the foregoing, except as otherwise contemplated by this Agreement or consented to in writing by Buyer, Seller shall not, with respect to the Purchased Assets, sell, lease, transfer or otherwise dispose of (including transfers to any Affiliates of Seller), or mortgage or pledge, or impose or suffer to be imposed any Lien on, any Purchased Assets. In addition, Seller shall ensure that all liabilities and obligations to vendors, lenders and other creditors are current in accordance with their terms and not past due and the Seller shall indemnify and hold Buyer harmless against all past due obligations of the Center as of the Closing incurred prior to Closing. Additionally, pending the Closing, and except as otherwise specifically contemplated by this Agreement, Seller:

     (i) shall not enter into contracts or commitments involving, individually, in excess of $5,000 (or $25,000 in the aggregate);

     (ii) will not grant any increase in compensation to any officer, employee or agent or enter into or amend any stock option plan or any employment or consulting agreement;

     (iii) shall not dispose of or encumber any of its properties and assets;

     (iv) shall not merge or consolidate with any other corporation, or acquire any stock, business, or substantially all of the property or assets of any other person, firm, association, corporation or other business organization; and

     (v) shall not do any act or omit to do any act which with or without the giving of notice or the passage of time, or both, would result in a breach of or default under any contract, commitment or obligation of the Seller.

          4.3  Maintenance.  Seller shall act reasonably and in accordance with
               -----------
its prior practice with respect to the Business to preserve, maintain in good and usable condition and insure and repair the Purchased Assets and the Center in the ordinary course. In the event of any material loss of, or material damage to, tangible Purchased Assets or the Center prior to the Closing, Seller shall either pay the lesser of the repair or replacement cost thereof to Buyer at the Closing or, at the option of Buyer, promptly repair or replace the lost or damaged Purchased Assets in order to minimize the interruption to the Business. If, despite the best efforts of Seller to repair or replace such lost or damaged Purchased Assets prior to the Closing Date, such repair or replacement is not completed prior to the Termination Date, then, at the option of Buyer,
(a) this Agreement shall terminate, (b) the Termination Date shall be extended for an additional period not to exceed ten days or (c) Seller shall pay to the Buyer on the Closing Date the lesser of the repair or replacement cost of the lost or damaged Purchased Assets.

          4.4  Consents and Approvals.  Seller shall act diligently and
               ----------------------
reasonably to secure the consents and approvals of any govern mental agencies and authorities and any other Persons, as set forth on Schedule 2.2(B) annexed
                                                       ---------------
hereto, required to be obtained in order to assign or transfer to Buyer, any contract or License included within the Purchased Assets or to otherwise satisfy the conditions set forth in Sections 5.4 and 5.6 hereof, provided, that Seller
                                                         --------
shall not make any agreement or understanding affecting the Purchased Assets, the Center or the Business as a condition for obtaining any such consent or waiver except with the prior written consent of Buyer. Buyer shall act diligently and reasonably to cooperate with Seller to obtain the consents or approvals contem plated by this Section 4.4.

          4.5  Renewal of Contracts.  Seller shall consult with Buyer fully with
               --------------------
respect to the renewal of any Contracts that are scheduled to expire between the date hereof and the Termination Date and will not enter into any such renewals without the prior written consent of the Buyer.

          4.6  Stockholder Covenants.  Insofar as the Stockholders control the
               ----------------------
Seller, any covenant contained herein requiring action on the part of the Seller shall require the Stockholders to cause Seller to take such action.

                                   ARTICLE 5
                       CONDITIONS TO OBLIGATIONS OF BUYER
          The obligations of Buyer under this Agreement shall be subject, at the option of Buyer, to the fulfillment of each of the following conditions as of the Closing Date:

          5.1  Accuracy of Representations and Compliance With Conditions.  All
               ----------------------------------------------------------
representations and warranties of Seller and the Stockholders contained in this Agreement shall be true and accurate when made and, except (a) as a result of the taking of any action contemplated hereby or (b) insofar as any representation or warranty relates to any specified earlier date, shall be true and accurate as of the Closing Date, as though such representations and warranties were then made by Seller and the Stockholders; and Seller and the Stockholders shall have performed and complied with all of their covenants and agreements set forth in this Agreement to be performed or complied with at or before the Closing.

          5.2  No Changes; Destruction of Property and Due Diligence.  Between
               -----------------------------------------------------
the date hereof and the Closing Date, there shall have been (a) no material adverse change in the Business or any of the Purchased Assets; (b) no federal, state or local legislative or regulatory change adversely affecting the Business or the Purchased Assets; (c) no damage, destruction, loss or claim or condemnation or other taking adversely affecting the Business or the Purchased Assets that has not been repaired or replaced in accordance with Section 4.3 hereof; (d) no lawsuit, proceeding or claim filed or asserted against Seller that, if adversely determined, may have an adverse effect on the Business or the Purchased Assets and (e) no event or fact concerning the Seller, the Center or the Business shall have come to the attention of the Buyer during Buyer's due diligence investigation that would cause the Buyer, in its reasonable judgment, not to proceed with the Closing.

          5.3  Opinion of Counsel for Seller.  Buyer shall have received from
               -----------------------------
counsel to Seller and the Stockholders, an opinion dated the Closing Date in the form set forth in Exhibit B hereto.
                  ---------

          5.4  Necessary Government Approvals.  The parties shall have received
               ------------------------------
all governmental and regulatory approvals, actions and consents, if any, necessary to consummate the transactions contemplated hereby.

          5.5  Assumption of Lease and Assumed Contracts.  The landlord of the
               -----------------------------------------
Center shall have agreed to the assumption by Buyer of the leases for the Center (the "Leases"). The Assumed Contracts shall be
      ------
assigned to Buyer on terms satisfactory to Buyer.

          5.6  Necessary Consents.  The parties shall have received written
               ------------------
consents, in form and substance reasonably satisfactory to Buyer, to the transactions contemplated hereby from all Persons whose consent is required therefor, as set forth on Schedule 2.2(B) or otherwise under any Contract.
                          ---------------

          5.7  Review of Proceedings.  All actions, proceedings, instruments and
               ---------------------
documents required to carry out the transactions contemplated by this Agreement or any other agreement to be executed and delivered by any of the parties hereunder or in connection herewith shall be subject to the reasonable approval of

Buyer's counsel, and Seller shall have furnished to such counsel such documents as such counsel may have reasonably requested for the purpose of enabling such counsel to pass upon legal matters incidental thereto.

          5.8  Threatened or Pending Proceedings.  No proceedings shall have
               ---------------------------------
been initiated or threatened by any governmental department, commission, bureau, board, agency or instrumentality seeking to enjoin or otherwise restrain the consummation of the transactions contemplated hereby.

          5.9  Authorization to Endorse Certain Checks.  Buyer shall have
               ---------------------------------------
received a duly executed letter from Seller in the form of Exhibit C annexed
                                                           ---------
hereto, dated the Closing Date, authorizing Buyer to endorse certain checks made payable to Seller.

          5.10  Deliveries Complete.  All documents required to have been
                -------------------
delivered by Seller to Buyer, including each of the certificates, instruments and documents listed on Schedule 5.10 hereto, and all actions required under
                        -------------
this Agreement to have been taken by Seller, at or prior to the Closing shall have been delivered or taken.

          5.11  Accounts Payable.  All trade and lender accounts payable
                ----------------
relating to the Business shall, as of the Closing Date, be current in accordance with Section 4.2.

          5.12  Closing Certificate.  On the Closing Date, Seller and each
                -------------------
Stockholder shall deliver to Buyer a certificate signed by the President of Seller or such Stockholder to the effect that: (a) all representations and warranties of Seller and the Stockholders contained in this Agreement are true and correct as if made on and as of such date, except (i) as a result of the taking of any action contemplated hereby, (ii) insofar as any such representation or warranty relates to a specified earlier date; (b) Seller has performed and complied with all of its covenants and agreements set forth in this Agreement to be performed or complied with at or before the Closing; and
(c) each of the other conditions precedent to Buyer's obligations to close under this Agreement has been fulfilled.

          5.13  Employees.  Subject to Buyer's normal recruiting standards,
                ---------
anticipated needs and wage scale and fringe benefit program, Buyer shall consider each of Seller's employees employed at the Center (the "Employees") for
                                                                 ---------
possible employment by Buyer at the Center from and after the Closing Date, it being agreed, however, that Buyer shall have no obligation to employ any such person. Buyer will make available to the Employees employed by it the benefit plans which are currently available to employees of MRI. At least three business days prior to the Closing Date, Buyer shall deliver to Seller a list of those Employees that Buyer wishes to so employ and Seller shall use its best efforts to cause each such designated Employee to accept such employment. As to any Employees not entering into Buyer's employ on the Closing Date, Seller shall be solely responsible for (i) properly notifying such Employees of their termination, and (ii) making all severance and related payments, including but not limited to payments for accrued vacation and accrued sick days, if any.

                                   ARTICLE 6
                      CONDITIONS TO OBLIGATIONS OF SELLER
                              AND THE STOCKHOLDERS

          The obligations of Seller and the Stockholders under this Agreement shall be subject, at the option of Seller, to the fulfillment of each of the following conditions as of the Closing Date:

          6.1  Accuracy of Representations and Compliance With Conditions.  All
               ----------------------------------------------------------
representations and warranties of Buyer contained in this Agreement shall be true and accurate when made and, except (a) as a result of the taking of any action contemplated hereby or (b) insofar as any representation or warranty relates to any specified earlier date, shall be true and accurate as of the Closing Date, as though such representations and warranties were then made by Buyer; and Buyer shall have performed and complied with all of its covenants and agreements set forth in this Agreement to be performed or complied with at or before the Closing.

          6.2  Orders.  No order shall have been rendered enjoining or otherwise
               ------
restraining the consummation of the transactions contemplated hereby.

          6.3  Opinion of Counsel to Buyer.  Seller shall have received from
               ---------------------------
Werbel & Carnelutti, counsel for Buyer, an opinion dated the Closing Date in the form set forth in Exhibit D hereto.
                  ---------

          6.4  Deliveries Complete.  All documents required to have been
               -------------------
delivered by Buyer to Seller, including each of the certifi cates, instruments and documents listed on Schedule 6.4 hereto, and all actions required under this
                        ------------
Agreement to have been taken by

Buyer, at or prior to the Closing shall have been delivered or taken.

          6.5  Closing Certificate.  On the Closing Date, Buyer shall deliver to
               -------------------
Seller a certificate signed by the President (or a Vice President) of Buyer to the effect that: (a) all representa tions and warranties of Buyer contained in this Agreement are true and correct as if made on and as of such date, except
(i) as a result of the taking of any action contemplated hereby, (ii) insofar as any such representation or warranty relates to a specified earlier date; (b) Buyer has performed and complied with all of its covenants and agreements set forth in this Agreement to be performed or complied with at or before the Closing; and (c) each of the other conditions precedent to Seller's obligations to close under this Agreement has been fulfilled.

                                   ARTICLE 7
                       TRANSACTIONS SUBSEQUENT TO CLOSING

          7.1  Record Retention; Access.  (a) Buyer shall retain the books and
               ------------------------
records of the Center and the Purchased Assets transferred to it hereunder for a period of not less than three (3) years; provided, however that Buyer shall have
                                         --------  -------
the right to dispose of or destroy any such books and records at any earlier time upon giving Seller reasonable notice of such intent and the right to obtain from Buyer those books and records which it intends to dispose of or destroy. Seller shall have the right, at the expense of Seller, (i) of reasonable access to and examination of such records and books for a period of three (3) years from and after the Closing Date upon reasonable notice to Buyer and during normal business hours and (ii) to make copies of such of the books, contracts and records included in the Purchased Assets as are in Buyer's possession which relate to any period prior to the Closing. With the approval of Buyer, which approval shall not be unreason ably withheld or delayed, Seller may remove from Buyer's possession the originals of such of the books and records included in the Purchased Assets as Seller may require, for use in litigation, provided that Seller shall indemnify Buyer against losses, expenses, or damages
--------
resulting from the loss, destruction or non-return of such books and records.

          (b) Seller shall retain the books and records of the Center not transferred to Buyer hereunder for a period of not less than three (3) years; provided, however that Seller shall have the right to dispose of or destroy any
--------  -------
such books and records at any earlier time upon giving Buyer reasonable notice of such intent and the right to obtain from Seller those books and records which it intends to dispose of or destroy. Buyer shall have the right at the expense of Buyer, (i) of reasonable access to and examination of such records and books for a period of three (3) years from and after the Closing Date upon reasonable notice to Seller and during normal business hours, and (ii) to make copies of such books, contracts and records as are in Seller's possession. With the approval of Seller, which approval shall not be unreasonably withheld, Buyer may remove from Seller's possession the originals of such books and records as Buyer may require, for use in litigation, provided that Buyer shall indemnify Seller
                                    --------
against any losses, expenses or damages resulting from the loss, destruction or non-return of the same.

                                 ARTICLE 8
                        CONFIDENTIALITY AND NON-COMPETE

          8.1  Confidentiality.  (a)  Prior to and after the Closing, no party
               ---------------
to this Agreement shall directly or indirectly make or cause to be made any public announcement or disclosure, or issue any notice with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties hereto, except for disclosures or notices, (i) based upon the advice of MRI's counsel, to be made by MRI as a result of its public status, including, but not limited to a press release announcing the transaction contemplated by this Agreement and (ii) which may be required in order to consummate the transactions contemplated by this Agreement. Each party shall be permitted to disclose non-public information received in connection with the transactions contemplated in this Agreement from the other party to its authorized representatives, including legal and accounting advisors, to the extent such representatives retain the confidentiality of such information. In the event this Agreement terminates without the purchase and sale of the Purchased Assets having taken place, the parties and their respective Affiliates and

Agents will (i) hold in confidence and refrain from using all non-public information received in connection with the transactions contemplated in this Agreement, and (ii) promptly return all such non-public information and any and all copies thereof to the party to which such information relates. Seller and Stockholders acknowledge that the common stock of Buyer's parent, MRI, is publicly traded and agree to refrain from using non-public information regarding this transaction in connection with the purchase or sale of such securities.

          (b) During the period commencing on the date hereof and ending ten years from the date hereof, neither the Stockholders, Seller nor any Affiliate of Seller or Stockholders, shall disclose intentionally to anyone, or use or otherwise exploit for the Stockholders', the Seller's or any Affiliate of Seller or Stockholders' benefit, or for the benefit of anyone other than Buyer or MRI Group Entities, (i) any confidential information of Buyer or MRI Group Entities relating to the Business or the Center, including, without limitation, any trade secrets, customer lists, details of client or consultant contracts, marketing plans, product or service development plans, business acquisition plans of the Buyer or MRI Group Entities related to the Business, or (ii) any portion or phase of any technical information, ideas, "know-how", discoveries, product designs, computer programs (including source or object codes), processes, procedures, formulae or improvements relating to the Center that is valuable, and whether or not in written or tangible form, and including all memoranda, notes, plans, reports, records, documents and other evidence thereof (all such information, documents and materials being hereinafter called "Confidential Information").

          (c) The foregoing notwithstanding, the term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, (i) information that becomes generally available to the public, other than as a result of a disclosure by Stockholders, Seller or any Affiliate of Seller or Stockholders or any agent or other representative thereof, and (ii) business and technical methods applicable to diagnostic imaging businesses generally. Neither the Stockholders, Seller nor any Affiliate of Seller shall have any obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is required by law, and the Stockholders, Seller or any Affiliate of Seller or Stockholders concerned shall provide Buyer with prompt notice of such requirement, prior to making any disclosure, so that the Buyer may seek an appropriate protective or restrictive order.

          (d) At the request of Buyer, Stockholders and Seller agree to deliver to Buyer, at any time during the term of this Agreement, all Confidential Information which any of them may possess or control.

          8.2  Non-Competition/Noninterference.  As long as the Buyer and MRI
               -------------------------------
have not breached the provisions of Section 1.3(c), during the period commencing on the date hereof and ending five (5) years from the date hereof, none of the Stockholders, Seller nor any Affiliate of Seller or Stockholders shall, directly or indirectly:

          (a) anywhere within a ten (10) mile radius from the Center own, manage, operate, advise (whether or not for compensation), control, or invest or acquire an interest in any business, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, director, officer, Key Employee, joint venturer, lender, advisor, consultant, investor or other participant, any business which offers diagnostic imaging services (a "Competitive Business");
                                                      --------------------

          (b) solicit, induce or influence any customer, supplier, or any other person or entity which has a business relationship with Buyer or any MRI Group Entity to discontinue or reduce the extent of such relationship with Buyer or any MRI Group Entity; or

          (c) (i) recruit, solicit, or otherwise induce or influence any employee of Buyer or any MRI Group Entity to discontinue such employment with Buyer or any MRI Group Entity or any radiologist who, at the time has a business relationship with Buyer or any MRI Group Entity, from discontinuing such relationship with Buyer or an MRI Group Entity, or (ii) employ or seek to employ, or cause any Competitive Business or permit any Competitive Business to employ or seek to employ any person who is then (or was at any time within six months prior to the date either Stockholders, Seller, or Stockholders' Affiliate or the Competitive Business employs or seeks to employ such person) employed by Buyer or any MRI Group Entity.

          (d) Notwithstanding the foregoing, the provisions of this Section 8.2 will not be deemed breached merely because either Stockholders or Seller beneficially own, in the aggregate, not more than 5% of the outstanding common stock of a corporation, if, at the time of its acquisition by either Seller or Stockholders, such stock is listed on a national securities exchange, is reported on Nasdaq, or is regularly traded in the over-the-counter market by a member of a national securities exchange.

          (e) Sellers and Stockholders acknowledge and agree that in the event of any breach or likely breach of any of the covenants of Article 8 herein, the Buyer and any relevant Affiliate would incur damages in an amount difficult to ascertain and/or be irreparably harmed and could not be made whole solely by monetary damages. It is accordingly agreed that such persons, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to injunctive relief in respect of such breach or likely breach as may be ordered by any court of competent jurisdiction including, but not limited to, an injunction restraining any violation of Article 8 herein and without the proof of actual damages. It is intended that full third party rights are granted under this provision.

          (f) Sellers and Stockholders acknowledge and agree that the covenants and other provisions set forth in Article 8 herein are reasonable, including with respect to duration and subject matter, and that they are receiving valuable and adequate consideration for such covenants under this Agreement.
The parties
acknowledge that it is their intention that all such covenants and provisions be enforceable to the fullest extent possible under applicable law. If any of the provisions set forth in this Article 8 are found to be unenforceable in any instance, such finding or invalidity shall not effect the enforceability of any remaining provision and such unenforceable provision to the specific extent that it is unenforceable, shall be interpreted to extend only over the maximum period of time and to the maximum extent as to the which it is enforceable, in order to effectuate the parties' intention, as represented hereby, to the greatest extent possible.


                                   ARTICLE 9

                                INDEMNIFICATION

          9.1  Indemnity by Seller and the Stockholders.  Seller agrees to
               ----------------------------------------
indemnify and hold harmless Buyer and its successors and assigns and its and their respective officers, directors, control ling Persons (if any), employees, attorneys, agents, Affiliates, partners and stockholders, in each case past, present, or as they may exist at any time after the date of this Agreement (including

Buyer, the "Buyer Indemnitees") against and in respect of any and all:
            -----------------

          (a) claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses arising out of or based upon (i) any breach of any representation, warranty, covenant or agreement of Seller or the Stockholders contained in this Agreement or in any other agreement executed and delivered by Seller or the Stockholders hereunder or in connection herewith (ii) any obligation or liability of any nature, accrued or contingent, not assumed by Buyer in accordance with Section 1.4 of this Agreement, including but not limited to any trade and lender payable obligations incurred prior to the Closing Date, (iii) the waiver by Buyer of compliance by Seller with the provisions of applicable bulk sales laws, and (iv) the application of appropriate health care laws as they pertain to the provision of services by the Center prior to the Closing Date; and

          (b) claims, suits, actions and proceedings, including but not limited to professional liability claims, (formal and informal) of Persons not a party to this Agreement and related investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses arising from events occurring prior to the Closing Date relating to the Purchased Assets or the operation or conduct of the Business.

If the Seller breaches any provision of Section 9.4 hereof, the Stockholders shall thereafter be jointly and severally liable with the Seller to the Buyer Indemnitees pursuant to this Section 9.1.

          9.2  Indemnity by Buyer.  Buyer agrees to indemnify and hold harmless
               ------------------
Seller and their successors and assigns and their respective partners, controlling Persons (if any), employees, attorneys, agents, Affiliates, partners and stockholders (including Seller, the "Seller Indemnitees") against and in
                                         ------------------
respect of any and all:

          (a) claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses arising out of or based upon (i) any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement, or in any other agreement executed and delivered by Buyer hereunder or in connection here with and (ii) the liabilities assumed by Buyer pursuant to Section 1.4 of this Agreement; and

          (b) claims, suits, actions and proceedings (formal and informal) of Persons not a party to this Agreement and related investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses arising from events occur ring on and after the Closing Date relating to the Purchased Assets or the operation or conduct of the Business except to the extent that same results from the breach of any representation or warranty of Seller hereunder.

          9.3  Defense of Claims.  Any Buyer Indemnitee or Seller Indemnitee
               -----------------
(the "Indemnified Party") seeking indemnification under this Agreement shall
      -----------------
give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a
      ----------
notice (a "Claim Notice") describing in reasonable detail the facts giving rise
           ------------
to any claim for indemnification hereunder promptly upon learning of the existence of such claim. Upon receipt by the Indemnitor of a Claim Notice from an Indemnified Party with respect to any claim of a third party, such Indemnitor may assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and, in such event, shall agree to pay and otherwise discharge with the Indemnitor's own assets all judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses related thereto; and the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. If the Indemnitor does not assume the defense thereof, the Indemnitor shall similarly cooperate with the Indemnified Party in such defense or prosecution. The Indemnified Party shall have the right to participate in the defense or prosecution of any lawsuit with respect to which the Indemnitor has assumed the defense and to employ its own counsel therein, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i)
the Indemnitor shall not have promptly employed counsel reasonably satisfactory to such Indemnified Party to take charge of the defense of such action or (ii) such Indemnified Party shall have reasonably concluded that there exists a significant conflict of interest with respect to the conduct of such Indemnified Party's defense by the Indemnitor, in either of which events such fees and expenses shall be borne by the Indemnitor and the Indemnitor shall not have the right to direct the defense of any such action on behalf of the Indemnified Party. The Indemnitor shall have the right, in its sole discretion, to settle any claim solely for monetary damages for which indemnification has been sought and is available hereunder, provided that the Indemnitor shall not agree to the
                            --------
settlement of any claim which constitutes the subject of a Claim Notice which settlement in the reasonable opinion of the Indemnified Party would have an adverse continuing effect on the business of the Indemnified Party without the prior written consent of the Indemnified Party. The Indemnified Party shall give written notice to the Indemnitor of any proposed settlement of any suit, which settlement the Indemnitor may, if it shall have assumed the defense of the suit, reject in its reasonable judgment within 10 days of receipt of such notice. Notwithstanding the foregoing the Indemnified Party shall have the right to pay or settle any suit for which indemnification has been sought and is available hereunder, provided that, if the defense of such claim shall have been
                     --------
assumed by the Indemnitor, the Indemni-fied Party shall automatically be deemed to have waived any right to indemnification hereunder.

          9.4  Retention of Assets By Seller.  The Seller covenants and agrees
               -----------------------------
that during the one-year period beginning on the Closing Date (the "Restricted
                                                                    ----------
Period"), it will maintain ownership, at all times during such period, of at
------
least $1,000,000 of cash or other tangible assets, which cash or other assets shall free and clear of all Liens, except for such Liens as may be incurred in the ordinary course of the Seller's business. The Seller also covenants and agrees that, during the Restricted Period, it will not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, (i) merge with or into or consolidate with any other corporation, (ii) sell, lease, or otherwise dispose of all or substantially all of its properties or assets, except that Seller may enter to leases upon fair market terms and Seller may utilize $1,000,000 of the Closing Date Amount to purchase tangible assets, (iii) dissolve itself, (iv) file a petition in voluntary bankruptcy or a petition or answer seeking reorganization or arrangement under the Federal or state bankruptcy laws, and (v) be the subject of a filing of a petition seeking a decree or order adjudicating the Seller a bankrupt or appointing a receiver or a trustee of the major portion of the property to the Seller upon the application of any creditor in an insolvency or bankruptcy proceeding or other creditors' suit.


                                  ARTICLE 10

                                 MISCELLANEOUS

          10.1 Bulk Sales Laws.  Buyer waives compliance by Seller with any
               ---------------
applicable bulk sales law and Seller hereby agrees to indemnify buyer from any liability thereunder.

          10.2 Payment of Sales, Use and Similar Taxes.  Seller shall be
               ---------------------------------------
responsible for, and shall pay when due, all taxes (but excluding any income taxes), of any nature whatsoever, applicable to, or resulting from, the sale and purchase of the Purchased Assets hereunder.

          10.3 Expenses.  Each party hereto shall pay its own expenses incident
               --------
to the negotiation, preparation and consummation of this Agreement and all other agreements, instruments and documents executed and delivered by it hereunder or in connection herewith, including all fees and expenses of its or their respective counsel and accountants, whether or not the transactions contemplated hereby or thereby are consummated.

          10.4 Further Actions.  At any time and from time to time after the
               ---------------
Closing, each party hereto agrees, at its own expense (except as otherwise provided herein), to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

          10.5 Survival.  The representations, warranties, covenants and
               --------
agreements contained in or made pursuant to this Agreement shall survive the Closing for a period of one year from the Closing Date.

          10.6 Entire Agreement; Modification.  This Agreement (including
               ------------------------------
the Schedules and Exhibits hereto) sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements among them concerning such subject matter and may be modified only by a written instrument duly executed by each party hereto.

          10.7 Notices.  Any notice given pursuant to this Agreement to any
               -------
party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or when hand delivered as follows:

               If to Seller or the Stockholders:

               c/o Mr. J. Kenneth Luke
               Medquest Associates, Inc.
               3295 Exchange Drive
               Suite 275
               Norcross, GA.  30092

               with a copy to:

               Brown, Massey, Evans & McLeod
               106 Williams Street
               Greenville, South Carolina 29602
               Attention: Stanley McLeod, Esq.

               If to Buyer:

               Rancho Cucamonga Resources, Inc.
               c/o Medical Resources, Inc.
               155 State Street
               Hackensack, New Jersey 07601
               Attention:  Mr. William D. Farrell

               with a copy to:

               Werbel & Carnelutti
               711 Fifth Avenue
               New York, New York 10022
               Attention:  Stephen M. Davis, Esq.

or at such other address as either such party shall from time to time designate by written notice, in the manner provided herein, to the other party hereto. All references to days in this Agreement shall be deemed to refer to calendar days, unless otherwise specified.

          10.8 Waiver.  Any waiver must be in writing, and any waiver by any
               ------
party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

          10.9 Binding Effect; Assignment.  (a) Neither this Agreement nor any
               --------------------------
of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, and any purported assignment without such consent shall be void.

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.


          10.10   Separability.  If any provision of this Agreement is invalid,
                  ------------
illegal or unenforceable, such provision shall be ineffective to the extent, but only to the extent of, such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement, unless such a construction would be unreasonable.


          10.11   Headings.  The headings in this Agreement are solely for
                  --------
convenience of reference and shall be given no effect in the construction and interpretation of this Agreement.

          10.12   Counterparts.  This Agreement may be executed in any number of
                  ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10.13   Governing Law.  This Agreement shall be construed and enforced
                  -------------
in accordance with the laws of the State of New York, without giving effect to conflict of laws.

          10.14   Incorporation by Reference.  The Schedules and Exhibits
                  --------------------------
attached hereto and the letters referred to herein as having been executed or delivered concurrently with the execution of this Agreement are an integral part of this Agreement and are incorporated herein by reference.

          10.15   Definitions.  As used herein, the following terms shall have
                  -----------
the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

          "Affiliate" of a Person shall mean any other Person controlling,
           ---------
controlled by or under common control with such Person.

          "Key Employee" shall mean any person who is employed in a management,
           ------------
executive, supervisory, marketing or sales capacity for another person.

          "Market Value" shall mean, with respect to any trading day, the
           ------------
average of the closing price per share of the MRI Common Stock on the five consecutive trading days ending on such date. The closing price for each such day shall be the last sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices of such MRI Common Stock, in either case on The Nasdaq Stock Market or the principal securities exchange on which the shares of MRI Common Stock are listed or admitted to trading.

          "MRI" shall mean Medical Resources, Inc., a Delaware corporation.
           ---

          "MRI Group Entity" shall mean any entity in which the Buyer, MRI, any
           ----------------
direct or indirect subsidiary of MRI, or any such other entity has a significant direct or indirect equity or financial interest at any time during the term of this Agreement.

          "Person" shall mean and include any individual, partner ship, firm,
           ------
corporation, association, joint venture, trust or other entity, or any government or political subdivision or agency, department or instrumentality thereof.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the date first written above.

                              GROVE DIAGNOSTIC IMAGING CENTER, INC.



                              By:_____________________________
                                 Name:
                                 Title:

                              ________________________________
                              Stockholder: J. Kenneth Luke



                              ________________________________
                              Stockholder: J.M. Venesky


                              RANCHO CUCAMONGA RESOURCES, INC.


                              By:_____________________________
                                 Name:
                                 Title:

Solely with respect to the issuance of
the Closing Shares and Sections 1.3,
1.8 and 3.1 through 3.3 hereof:

MEDICAL RESOURCES, INC.


By:_____________________________
   Name:
   Title: